Exhibit 10.2
AMENDMENT NO. 1
TO
STOCK PURCHASE AGREEMENT
     THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made and entered into this 13th day of April, 2007, by and among Channel Refining Corporation, a Texas corporation (the “Company”), those persons listed on Annex I attached hereto (individually, each a “Seller” and collectively the “Sellers”), and GreenHunter Energy, Inc. (“Buyer”).
W I T N E S S E T H
:
     WHEREAS, the Company, Sellers and Buyer are the parties to that certain Stock Purchase Agreement dated as of February ___, 2007 (the “Stock Purchase Agreement”); and
     WHEREAS, the parties hereto desire to enter into this Amendment to amend certain provisions of the Stock Purchase Agreement and to add certain additional terms to the Stock Purchase Agreement.
     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Stock Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:
     Section 1. Certain Definitions. Terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Stock Purchase Agreement.
     Section 2. Escrow Agent. Section 2(a) of the Agreement is hereby amended and restated in its entirety, as follows:
     “(a) Buyer shall deposit in an escrow account with Frost Bank (“Escrow Agent”) on the date of this Agreement the amount of One Hundred Thousand Dollars ($100,000) cash (the “Good Faith Deposit”), subject to return to Buyer in accordance with the provisions of Section 10 hereof. The Good Faith Deposit will be applied to the cash portion of the Purchase Price set forth in Section 2(b). The Interest thereon is to inure to Buyer.”
     Section 3. Purchase Price and Payment. Section 2(b) of the Agreement is hereby amended and restated in its entirety, as follows:
     “(b) Buyer shall pay to Sellers on Closing Date the amount of Seven Million Fifty Thousand Dollars ($7,050,000) cash less the Good Faith Deposit and less the amounts reflected on the Preliminary Working Capital Adjustment Schedule (as defined below), allocated among Sellers as set forth under the column “Net Allocation of Cash Payment” on Annex I. The Good Faith Deposit less any adjustment made pursuant to Section 10 will be released to Sellers and allocated among Sellers as set forth under the column “Allocation of Good Faith Deposit” on Annex I after the time period for such adjustment has expired.”
     Section 4. Representations and Warranties Regarding the Company. Section 4(u) of the Agreement is hereby amended and restated in its entirety, as follows:

     “(u) Attached hereto as Schedule 4(v) are true and complete copies of the Rail Documents (as defined in item (i) of the Special Warranty Deed dated October 29, 1996 from Parker Brothers & Co., Inc., as grantor, to Channel Refining Corporation, as grantee).”
     Section 5. Representations and Warranties of Buyer. Section 6(i) of the Agreement is hereby amended and restated in its entirety, as follows:
     “(i) Buyer has completed, as of April 5, 2007, a private placement of an aggregate amount of $15,000,000, with a commitment of an additional $5,000,000 consisting of that number of shares of Series A 8% Convertible Preferred Stock at a conversion price of $5.00 per share, having a total value of $12,500,000 and that number of shares of Common Stock at a price of $5.00 per share, having a total value of $7,500,000.”
     Section 6. Working Capital Adjustment. Section 10(a) of the Agreement is hereby amended and restated it in its entirety, as follows:
     “(a) Attached hereto as Annex II is a list of outstanding liabilities known to the Company and Buyer as of the date of this Amendment, which will cause the post-closing calculation of Working Capital to be less than zero (the “Preliminary Working Capital Adjustment Schedule”). The Purchase Price has been reduced by an amount equal to the amount of these liabilities as shown on the Preliminary Working Capital Adjustment Schedule, or $337,652.08. On or before sixty (60) days after the Closing Date, the Company shall provide Sellers with a statement showing its calculation of Working Capital (the “Working Capital Statement”), together with its supporting documentation. The Company and Sellers shall have an additional fifteen (15) day period (the “Review Period”) following the delivery of the Working Capital Statement to agree upon the amount of Working Capital in accordance with the provisions of Section 10(c) below. If Working Capital as agreed pursuant to this Section 10 is less than zero, then Sellers shall be obligated to pay Buyer an amount not to exceed the Purchase Price in cash equal to that amount that would bring the Working Capital to zero. The payment required to be made pursuant to this Section 10 shall first be satisfied by the receipt by Buyer of the Good Faith Deposit. If the Good Faith Deposit is insufficient to satisfy the payment required by this Section 10, such additional amount shall be paid by the Sellers, (i) by delivery of the Restricted Shares (valued at the Restricted Share Price), then (ii) the Company Notes (valued at face value plus accrued interest) and then (iii) if a deficiency still remains by delivery of cash promptly upon the agreement as to the amount of Working Capital in immediately available funds in accordance with the instructions provided by Buyer. “Working Capital” means an amount equal to the Company’s current assets minus current liabilities (each expressed as a positive number) as of the Closing Date as determined in accordance with GAAP, except that for purposes of this calculation, current assets shall exclude prepaid insurance unamortized at the acquisition date and current liabilities shall exclude the remainder of the premium liability due related to the current year prepaid insurance at the acquisition date and current liabilities shall also exclude the twelve months of lease/purchase obligations for tanks due to DiVinci of $21,000 ($1,750 per month for twelve months) at the acquisition date, and provided further, that current liabilities shall exclude amounts included on the Preliminary Working Capital Adjustment Schedule.”
     Section 7. Survival of Representations; Indemnification. Section 12(b) of the Agreement is hereby amended and restated in its entirety, as follows:

     “(b) Subject to the limitations set forth below, Sellers jointly and severally (but only in proportion to the aggregate Restricted Share Price received by such Seller hereunder) agree to indemnify, defend and hold harmless Buyer and the heirs, legal representatives, successors and assigns of Buyer (collectively, the “Buyer Indemnified Parties” and individually, a “Buyer Indemnified Party”), from and against, and to reimburse the Buyer Indemnified Parties with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and court costs) asserted against or incurred by any Buyer Indemnified Party by reason of or arising out of, or resulting from (i) any breach by Sellers of any of the representations, warranties, covenants or agreements contained in Section 4 of this Agreement; (ii) any expenses, fines, penalties or other liabilities related to or arising out of the Cutter stock spill dated October 16, 2006; and (iii) any breach of representations, warranties, covenants or agreements made in Section 4(l) or Section 14 of this Agreement, including but not limited to the Company’s lack of an air permit. Each of the Sellers’ liability under this Section 12(b) shall be limited to the Restricted Share Price of the Restricted Shares received by such Seller hereunder. In order to satisfy any liability under this Section 12(b), each Seller has the option to deliver Restricted Shares (having a deemed value equal to the Restricted Share Price), the Company Notes or cash or any combination thereof to the Buyer in satisfaction of such Seller’s obligations under Section 12(b) or (c), and upon any such cash payment, Buyer will release such Restricted Shares which have been pledged to it. In no event will the total amount paid by a Seller under this Section 12(b) when combined with amounts paid under Section 12(c) exceed such Seller’s Pro Rata Share (as defined below). The Company Notes shall be deemed to have their face value plus accrued interest for purposes of satisfying any indemnity obligations of Sellers under Section 12(b) or (c) and each Seller shall have the option of canceling all or any portion of such Company Notes to satisfy all or any portion of its indemnification obligations under Section 12(b) or (c). In order to secure Sellers’ obligations under this Section 12(b), Sellers shall pledge their respective Restricted Shares to the Company for one year pursuant to a Pledge Agreement substantially in the form attached hereto as Exhibit C.”
     Section 8. Sellers’ Clean-Up Duties. A new Section 14 is hereby added to the agreement, to read as follows:
     “Section 14. Seller’s Covenant to Perform Certain Clean-Up Duties. Within thirty (30) days of the Closing Date, Sellers shall (i) remove all out of operation transformers on the Real Estate, (ii) clean any PCB (polychlorinated biphenyl) contamination on the Real Estate and (iii) remove residue from all storage tanks on the Real Estate. Sellers shall maintain oversight of the foregoing, shall provide evidence reasonably acceptable to Buyer that the foregoing items were accomplished, and shall be responsible for all expenses related to the foregoing and shall pay any service providers engaged or fees or expenses incurred in connection therewith.”
     Section 9. Amendment to Annex I. Annex I is hereby amended by deleting such annex and replacing it in its entirety with Annex I attached hereto.
     Section 10. Ratification of Stock Purchase Agreement. The Stock Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.
     Section 11. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE COMPANY:

CHANNEL REFINING CORPORATION

By:

Name:

Title:

SELLERS:

Robert E. Lorton

C. R. Rittenberry

WINSTON OVERSEAS INVESTMENT

By:

Name:

Title:

BUYER:

GREENHUNTER ENERGY, INC.

By:

Name:

Title:

ANNEX I

			Allocation of
			Preliminary
	Allocation of	Allocation of	Working Capital
	Total Cash	Good Faith	Adjustment	Net Allocation of	Subordinated	Restricted	Total
Seller	Payment	Deposit	amount	Cash Payment	Notes	Shares	Consideration
Robert E. Lorton	$6,000,000	$81,247.79	$274,334.84	$5,644,417.37	$1,500,000	$1,681,000	$9,181,000

C.R. Rittenberry	$650,000	$13,000.00	$43,894.77	$593,105.23	$500,000	$319,000	$1,469,000

Winston Overseas Investment	$400,000	$5,752.21	$19,422.47	$374,825.32	$0	$250,000	$650,000

Totals	$7,050,000	$100,000.00	$337,652.08	$6,612,347.92	$2,000,000	$2,250,000	$11,300,000

ANNEX II
Preliminary Working Capital Adjustment Schedule
Channel Refining Corporation
Schedule of Estimated Working Capital
Deficit
As Of April 13, 2007

Current Assets:
Cash-Amegy Operating Account	$83,000.00
A/R Intergulf	$30,000.00
A/R Processing	$10,000.00
Inventory-Light Ends (2200 bbls)	$120,000.00
Inventory MDO (300 bbls)	$15,000.00

Total Current Assets	$258,000.00

Current Liabilities:
Goodyear Company	$150,000.00
Munsch, Hardt, Kopf & Hardt-old	$2,899.78
Munsch, Hardt, Kopf & Hardt-new	$30,000.00
Carrigan, McClosky & Roberson	$6,800.00
Phoenix Pollution Control	$65,755.22
R. Langholz Jr	$12,000.00
Robert Langholz Sr	$20,000.00
Milann Siegfried	$20,000.00
John F Lawhon	$20,000.00
Jack Kelley	$20,000.00
Divinci Chemical	$125,000.00
Channel Ventures	$35,459.46
Robert E Lorton	$42,537.62
Centerpoint	$11,000.00
Reliant	$11,000.00
Sartomer	$15,000.00
Green Energy	$8,200.00

Total Current Liabilities	$595,652.08

Net Working Capital Deficit	$(337,652.08)